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Pro-Dex, Inc.

Fiscal 2013 Q2 Results Conference Call

January 10, 2013

Script

Operator

[Opening]

[Introduce Mike Berthelot]

Mike Berthelot

Thank you [Operator] and thank you all for joining us to review the results for the second quarter and first six months of fiscal year 2013. On today’s call Hal Hurwitz, our CFO, will provide us with the synopsis of our operating results, after which I will share my comments. Then as [Operator] mentioned, we will open up the call to your questions. Hal…

Hal Hurwitz

Thank you, Mike.

Before beginning my comments, I ask our participants and listeners to note that the comments made on this call may include statements that are forward-looking within the meaning of securities law. These forward-looking statements may include, without limitation, statements related to anticipated industry trends and the Company’s plans, products, perspectives and strategies, both preliminary and projected. Actual results or trends could differ materially. We undertake no obligation to revise or publicly revise the results of any revision to the forward-looking statements in light of new information or future events. For more information, please refer to the risk factors discussed in the Company’s Form 10-K for the year ended June 30, 2012, our Form 10-Q that we expect to file within the next few weeks and the Form 8-K we are filing with the SEC today along with the attached press release issued today, all of which can be obtained from the SEC or by visiting our website at www.pro-dex.com

My discussion of our results for the fiscal 2013 second quarter and first six months will relate to our continuing operations, meaning that the results of our former Astromec motor product line which was sold in February 2012 will be excluded.

The Second Quarter

Sales for the quarter ended December 31, 2012 decreased 25% to $3.0 million from $4.0 million for corresponding quarter in 2011. As the Company has previously discussed, these decreases were primarily the result of reductions in purchases of the Company’s powered surgical instrument products by its former largest customer, partially offset by increases in such surgical instrument sales to other customers. Excluding sales to the Company’s former largest customer, which represented a reduction of $1.5 million in last year’s second quarter, sales increased $524,000 or 25% in the second quarter of fiscal 2013.

Gross profit for the quarter ended December 31, 2012 was $1.0 million, or 34%, compared to gross profit of $1.2 million, or 31%, for the year-ago period. The increase in gross profit as a percentage of sales from 2011 to 2012 was due primarily to a reduction in warranty costs and improvements in manufacturing efficiencies, partially offset by unfavorable changes in product mix.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the quarter ended December 31, 2012 decreased 10% to $1.4 million from $1.6 million in the prior year’s corresponding quarter. Sales and Marketing expenses decreased 13% from last year’s second quarter while R&D expenses decreased 9% over that period. R&D expenses were lower primarily due to the classification of some R&D expenses to Cost of Goods Sold in instances where customers pay engineering charges for new product development. G&A expenses included $42,000 of costs associated with the contested election of directors, without which such costs the reduction in operating expenses would have been 12%.

Loss from continuing operations was $364,000 for the quarter compared to a loss from continuing operations of $329,000 in the corresponding 2011 period. Net loss for the 2012 quarter was $348,000, or $0.11 per diluted share, compared to a net loss of $292,000, or $0.09 per diluted share, for the corresponding quarter in 2011. EBITDA for the second quarter of fiscal 2013 was a loss of $196,000 compared to a loss of $130,000 in the corresponding quarter one year ago.

During the quarter ended December 31, 2012 we used $619,000 of cash in operating activities. This use of cash reflects primarily payments made in the second fiscal quarter for the build-up of inventory in first fiscal quarter in anticipation of customer orders and pursuant to one of the pillars of our operating plan which is to reduce production lead times.

The First Six Months

Sales for the six months ended December 31, 2012 decreased 29% to $6.5 million from $9.1 million in the corresponding six-month period in 2011, also the result of reductions in purchases of the Company’s powered surgical instrument products by its former largest customer, partially offset by increases in such surgical instrument sales to other customers. Excluding sales to the Company’s former largest customer, which represented a reduction of $3.8 million in last year’s first half, sales increased $1.2 million or 25% in the first half of fiscal 2013 compared to the corresponding period last year. During the first half of fiscal 2013 the Company received new orders of $9.4 million compared to $2.8 million in last year’s first half, excluding orders received from the former largest customer. The book to bill ratio for the first half of fiscal 2013 was 1.5.

For the six months ended December 31, 2012, gross profit was $2.3 million, or 35%, compared to $3.4 million and 37%, respectively, for the corresponding period in 2011. The decrease in gross profit as a percentage of sales from the first half of 2011 to 2012 resulted primarily from reduced manufacturing efficiencies and unfavorable changes in product mix, partially offset by a reduction in warranty costs.

Operating expenses for the six months ended December 31, 2012 decreased 19% to $2.7 million, from $3.3 million in the corresponding six-month period of 2011. These decreases were attributable to the effects of reduced employee compensation, other operating expense cuts, and the utilization of engineering resources in contractual revenue-producing activities.

For the six months ended December 31, 2012, loss from continuing operations was $418,000, compared to income from continuing operations of $17,000 for the corresponding period in 2011. Net loss for the 2012 six-month period was $365,000, or $0.11 per diluted share, as compared to net income of $154,000, or $0.05 per diluted share for the corresponding period in 2011. EBITDA for the first half of fiscal 2013 was a loss of $55,000 compared to income of $473,000 in the corresponding period one year ago.

During the six months ended December 31, 2012 we used $791,000 of cash in operating activities. This use of cash reflects primarily the previously mentioned build-up of inventory in first fiscal quarter. In addition, as announced previously, in September 2012 we repaid the entire outstanding balance on the term loan from Union Bank amounting to $685,000. As a result of the foregoing, cash on hand at December 31, 2012 was $2.5 million, compared to $4.1 million at June 30, 2012.

With that, I will turn the call back over to Mike for his review and outlook comments.

Mike Berthelot

Thank you Hal. As we noted in today’s release, we believe that the second fiscal quarter shows continuing progress in our effort to move Pro-Dex forward. Although sales for the quarter were down $1 million from last year’s second quarter, our operating loss was only $35,000 more than last year; our gross margin was stronger, our operating expenses were lower, our quoting activity was up, our bookings were strong, and our backlog continues to grow. We believe that, based on our backlog and shipping schedule for the third and fourth fiscal quarters and the fact that during the second quarter both of our facilities were closed for two full weeks during the Thanksgiving, Christmas and New Year holidays, the second quarter should be our weakest in fiscal 2013.

Hal has already given you the financial details for the quarter and six months, so I will spend a little time adding some color to what is going in our business and talking about the activities we are undertaking with regards to our “four pillars” strategy.

Our focus on two pillars – increasing sales and innovating our products and quality continues to gain traction. Our VP of Sales and Director of Marketing, along with our R&D and Quality teams, have spent considerable time pursuing opportunities for powered surgical instrument sales. We actively participate in industry trade shows and it is through conversations at these shows that the majority of our new business contacts begin, although we do occasionally receive leads generated through our website and various industry publications in which we advertise. During the first half of fiscal 2013 we made significant quotes or proposals for new business to eight potentially new customers. So far, we have won one of those proposals, lost two, and five remain under consideration or are in negotiation with customers. The sales cycle for our products is long and complicated. In the instance of the project we recently won, the first team meeting with the then-potential customer took place in August, the proposal was submitted in October and negotiations and discussions lasted through the end of December. The prototype products are due in calendar year 2013 with production expected to begin in early 2014 under a seven-year manufacturing contract, if, of course, the prototype is accepted by the customer following design review, testing, and regulatory approval. The long term goal for us is the seven years of manufacturing for the ultimate product, to which we will own all IP so it cannot be resourced elsewhere absent a license from us. Even though we own all of the IP involved in the new product which is a derivative of an existing product, our customer will pay us a Non Recurring Engineering fee based on specific milestones which will reimburse for a significant amount of our engineering costs.

We are also finalizing a study relative to the expansion of our dental product line and re-launch of a complete line of dental hand pieces which we began in the fourth quarter of last fiscal year. Engineering is complete on the project, test and evaluation units are being built, and a marketing and sales plan has been developed. Our target, if the test and evaluation process proceeds smoothly, is to launch the resurgent dental product line in our fourth fiscal quarter.

All of this, along with our encouragement of customers to enter into frame contracts, has led to a solid level of bookings, a book to bill ratio of 1.5 for the first half of this fiscal year, and a backlog at the end of December of 9.0 million – factors which we believe portend well for the future.

When the sales cycle is as long as ours, as I described a few minutes ago, shortened lead times can have a dramatic impact on several levels. First, we can now supply potential customers with sample units to evaluate and test on an almost immediate basis. Second, for those customers who wish to do a broader market test or purchase an off the shelf solution, we can meet their needs in a reasonably short period of time. For our standard Pro-Driver we are now shipping orders within two days for small quantities and, because we keep a small level of critical components in inventory, we can ship larger orders in two weeks. For customers who have entered into frame contracts, we have scheduled deliveries of key components that line up with our production schedule so that we can meet customer expectations, reduce our purchased component costs, and yet minimize the amount of inventory we carry. The increase in our inventory levels over the first half of this fiscal year is primarily the result of our moving from zero to 60 miles per hour on this program. We do not expect to see continuing increases in inventory levels due to our effort to reduce lead times. In fact, inventory levels at the end of Q1 and Q2 were relatively unchanged.

Our cost control and reduction efforts continue to be fruitful. In the second quarter our gross operating expenses were 10% lower than those reported in last year’s second quarter. After adjusting for the $42,000 of unusual costs associated with the contested election of directors in the current quarter, the reduction in operating costs would have been 12%. In addition, in the second quarter we had significantly greater expenses associated with our patent and trademark applications and renewals as well as greater legal fees associated with reviews of agreements with new customers. While these expenses both are included in General and Administrative expense, we believe that they represent money well spent to protect our intellectual property and future manufacturing revenues.

More importantly, our manufacturing costs remain constant and reflect a right sizing of our labor and overhead structure to match our new revenue base. In my experience, it is very unusual that a company could lose 25% of its revenues yet see an increase in its gross margin. I attribute this accomplishment to the fine work done by our operations team to be more efficient and effective by doing more with less. We believe that their can do/do better attitude will serve us well in the future.

Overall, we are ahead of our operating plan for the fiscal year, in terms revenues, gross margin, and operating expense levels. We believe that the second half of our fiscal year will be stronger than the first half, and we are excited about what the future holds for our Company.

And, as a final note, based on advice of our counsel regarding the application of proxy regulations to communications relating to the pending proxy contest for election of directors at our upcoming annual meeting, we will not be addressing any questions with respect to the proxy contest on this call. The Company has filed its proxy statement with the SEC as well as several other shareholder communications that address the proxy solicitation and we refer you to those materials and to future supplemental materials that we will file for information relating to the proxy solicitation.

We are now prepared to field any questions you might have with regard to the quarter, first half, or our business operations. With that, I will turn the call back over to [Operator] for Q & A.

Operator

[Moderates Q&A]

[Turns call back to Mike for concluding remarks]

Mike Berthelot

Thank you, [Operator]. And I would like to thank everybody for joining us today. We appreciate everyone’s interest and your time and support of the company, and we look forward to speaking with you in April when we report our third fiscal quarter financial results. Thank you.

Operator:

[Closes call]